Exhibit 99.1

CONTACT:  James McCabe (914) 461-1300

RELEASE DATE:  November 24, 2008

FOR IMMEDIATE RELEASE

WHX CORPORATION EFFECTS
1-FOR-10 REVERSE STOCK SPLIT

New Trading Symbol "WXCO" to be effective post-split on November 25, 2008

White Plains, New York – November 24, 2008 – WHX Corporation (Pink Sheets: WXCP.PK) (the “Company” or “WHX”) today announced that effective as of 5:00 p.m. today (Eastern Time) (the “Effective Time”), the Company will effectuate a 1-for-10 reverse stock split of its outstanding common stock, par value $0.01 per share (“Common Stock”), and the Company’s shares of Common Stock will begin trading on November 25, 2008 after giving effect to the split.  The Company expects the Common Stock will begin trading on the over-the-counter “Pink Sheets” on November 25, 2008 under the new trading symbol “WXCO” (CUSIP 929248 607).  Pursuant to the reverse stock split, every ten (10) shares of Common Stock issued and outstanding at the Effective Time will be changed and reclassified into one (1) share of Common Stock immediately following the reverse stock split. The reverse stock split affects all of the Common Stock, stock options, warrants, rights and convertible securities of the Company outstanding at the Effective Time. No fractional shares will be issued as a result of the reverse stock split.  Instead, each stockholder whose shares are not evenly divisible will be rounded up to the nearest whole share of Common Stock.  The reverse stock split will not change the proportionate equity interests of the Company’s stockholders, nor will the respective voting rights and other rights of stockholders be altered, except due to immaterial differences because fractional shares will not be issued and the number of shares of a holder will be rounded up.

As a result of the reverse stock split, the number of shares of Common Stock issued and outstanding will be reduced from 121,785,188 shares of Common Stock as of October 24, 2008 to approximately 12,178,519 shares of Common Stock, subject to immaterial differences because fractional shares will not be issued and the number of shares of a holder will be rounded up.

The reverse stock split was approved by the Company’s stockholders at a special meeting of stockholders held on November 19, 2008, whereby the stockholders voted to authorize the Company’s Board of Directors, at its discretion, to amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse split of the Company’s issued and outstanding shares of Common Stock at a specific ratio to be determined by the Board of Directors in its sole discretion within the range of 1-for-3 and 1-for-10, inclusive.  At a special meeting of the Board of Directors held on November 20, 2008, the Board of Directors approved a reverse stock split of the outstanding shares of Common Stock by a ratio of 1-for-10.

The Company has retained Computershare Trust Company, N.A. to manage the exchange of old stock certificates for new, post-split shares. The Company, through Computershare, will furnish to each stockholder of record on the Effective Time a transmittal form with instructions for obtaining new certificates.  Stockholders should not submit any certificates until requested to do so.

Effective November 20, 2008, Robert Frankfurt was elected to the Board of Directors of the Company.  Mr. Frankfurt is the founder of Myca Partners, Inc., an investment advisory services firm, and has served as its President since November 2006.  From February 2005 through December 2005, Mr. Frankfurt served as the Vice President of Sandell Asset Management Corp., a privately owned hedge fund.   From October 2002 through January 2005, Mr. Frankfurt was a private investor.  Mr. Frankfurt graduated from the Wharton School of Business at the University of Pennsylvania with a B.S. in Economics and received an M.B.A. from the Anderson Graduate School of Management at UCLA.

About the Company

WHX is a diversified industrial products manufacturing company focused on niche industrial products with strong regional and global customer demand. WHX delivers value to its customers and stakeholders through the WHX Business System. WHX’s companies manufacture and sell precious metal brazing products; engineered materials for the roofing, construction, natural gas, electric, and water industries; specialty tubing products and precision electroplated materials and stamped parts. WHX also manufactures and distributes high performance materials for the printed circuit board industry and silicone rubber-based insulation materials for industrial, military/aerospace and commercial markets; adhesive coated vinyl films and custom-engineered laminates, foils, foams and papers for industrial, consumer and commercial markets; and meat room cutting products and services to retail food stores and meat, poultry and fish processing plants.

Forward-looking statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, general economic conditions, the ability of the Company to market and sell its products, and the effects of competition and pricing. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there cannot be assurance that any forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in any forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.